Axos Financial, Inc.
Amended and Restated 2014 Stock Incentive Plan
Amendment to the
Restricted Stock Unit Grant Notice
and
Restricted Stock Unit Agreement

    WHEREAS, Axos Financial, Inc. (the “Company”), pursuant to its Amended and Restated 2014 Stock Incentive Plan, as amended (the “Plan”), and the Restricted Stock Unit Agreement (the “Agreement”), previously granted to the Awardee named below Restricted Stock Units (“RSUs”) in the amount set forth in the Restricted Stock Unit Grant Notice with a Grant Date of [_________________] (the “Award”);

    WHEREAS, the Company reserved the right to amend the Award pursuant to action of the Committee;

    WHEREAS, except as modified hereby, the Award is subject to all of the terms and conditions as set forth in the Restricted Stock Unit Grant Notice (the “Notice”) and in the Plan and the Agreement, both of which are incorporated herein in their entirety by reference; and

    WHEREAS, the Company desires to amend the Agreement and the Notice to modify the form in which payment will be made to Awardee if the conditions for payment of the Award are satisfied.

    NOW, THEREFORE, the Agreement and the Notice are hereby amended in the following respects:

1.    Notwithstanding anything to the contrary in Section 4 of the Agreement or the terms of the Notice, to the extent payment becomes due under the Award, the Award will be settled in part in Shares, and in part in cash equal to the Fair Market Value of a Share. The number of Restricted Stock Units settled in cash shall be 50% of the Restricted Stock Units subject to the Award, rounded down to the nearest whole Restricted Stock Unit. The remainder of such Restricted Stock Units will be settled in Shares.

2.    All other terms and conditions of the Agreement and the Notice not modified herein shall remain in full force and effect.

Axos Financial, Inc.
By:
Derrick Walsh

Title	Executive Vice President and Chief Financial Officer

Date: